Exhibit 99.1

New York Community Bancorp, Inc. Reports 4Q 2011 Diluted (Non-GAAP) Cash EPS of $0.29(1) Together with Diluted GAAP EPS and Diluted (Non-GAAP) Operating EPS of $0.27(2)

Board of Directors Declares 32nd Consecutive Quarterly Cash Dividend of $0.25 per Share

4th Quarter 2011 Highlights

Solid Profitability Measures:

  GAAP earnings generated a 1.23% return on average tangible assets and a 15.89% return on average tangible stockholders' equity.(3)
  The net interest margin rose 12 basis points linked-quarter, to 3.45%.

Continued Improvement in Asset Quality:

  Non-performing non-covered loans declined $91.0 million, or 21.8%, linked-quarter to $325.8 million at 12/31/2011, and were down $298.6 million, or 47.8%, from the balance at 12/31/2010.
  Non-performing non-covered loans represented 1.11% of total loans at 12/31/2011, reflecting improvements of 33 and 112 basis points, respectively, over the quarter and the year.

Meaningful Loan Growth:

  Non-covered loans held for investment totaled $25.5 billion at 12/31/2011, up $400.9 million from the September 30th balance and $1.8 billion, or 7.7%, from the balance at 12/31/2010.

Increased Loan Production:

  Total loan originations rose $1.4 billion linked-quarter to $5.1 billion, bringing the total volume of loans produced in the year to $16.1 billion.
  Loans originated for investment rose to $2.4 billion linked-quarter, bringing the total volume of held-for-investment loans produced in the year to $9.0 billion -- a Company high.
  One-to-four family loans originated for sale rose $937.9 million linked-quarter to $2.7 billion, bringing the total volume of loans produced for sale in the year to $7.2 billion.

Strong Capital:

  Tangible stockholders’ equity represented 7.95% of tangible assets at 12/31/2011, excluding accumulated other comprehensive loss, net of tax (“AOCL”).(3)

Heightened Efficiency:

  The efficiency ratio improved 235 basis points linked-quarter to 39.15%.(4)

WESTBURY, N.Y.--(BUSINESS WIRE)--January 25, 2012--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $117.7 million, or $0.27 per diluted share, for the three months ended December 31, 2011, and $480.0 million, or $1.09 per diluted share, for the twelve months ended at that date.

The Company also reported its earnings on a non-GAAP basis. In the three months ended December 31, 2011, the Company generated non-GAAP operating earnings (“operating earnings”) of $117.0 million, or $0.27 per diluted share, and non-GAAP cash earnings (“cash earnings”) of $127.2 million, or $0.29 per diluted share. In the twelve months ended December 31, 2011, the Company generated operating earnings of $464.4 million, or $1.06 per diluted share, and cash earnings of $535.3 million, or $1.23 per diluted share.(1)(2)

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The Company’s cash earnings for the three and twelve months ended December 31, 2011 contributed $9.6 million and $55.3 million more, respectively, to tangible stockholders’ equity than its GAAP earnings alone.(1)(3)

Commenting on the Company's results, President and Chief Executive Officer Joseph R. Ficalora stated, "Our solid fourth quarter performance speaks to our resilience--one of the vital features of our overall business strategy. Notwithstanding the volatility of market interest rates, and the high level of unemployment, we originated more than $5 billion in loans, including $2.4 billion of loans for investment, while also improving the quality of our assets, recording solid earnings, and maintaining our capital strength.

"Among the quarter's highlights, there is none more gratifying than the significant improvement in the quality of our non-covered loan portfolio. With non-performers down 48% year-over-year, the ratio to total loans improved to 1.11% at the end of this December from 2.23% at December 31, 2010.

"We also improved our efficiency on a linked-quarter basis, as a $5.6 million decline in operating expenses and a $5.3 million rise in net interest income contributed to a 235-basis point reduction in our efficiency ratio, to 39.15%.

"Yet another significant measure was our fourth quarter margin, which rose 12 basis points linked-quarter, to 3.45%. As the decline in market interest rates triggered an increase in multi-family loan production, prepayment penalty income more than doubled to $28.9 million, adding 33 basis points to our margin -- a linked-quarter increase of 19 basis points.

"Our fourth quarter earnings were also fueled by mortgage banking income of $24.7 million, as refinancing activity in the residential housing market served by our mortgage banking operation continued to be strong.”

Board of Directors Declares $0.25 per Share Dividend, Payable on February 17th

“Reflecting the strength of our earnings and our capital position, the Board of Directors last night declared our 32nd consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on February 17th to shareholders of record at the close of business on February 7th,” Mr. Ficalora said.

Balance Sheet Summary

Assets

Assets totaled $42.0 billion at December 31, 2011, up $55.3 million from the September 30th balance and $833.6 million from the balance at December 31, 2010.

Loans

Total loans, net, represented $30.2 billion, or 71.7%, of total assets at December 31, 2011, reflecting a three-month increase of $301.7 million and a $1.1 billion increase from the balance at December 31, 2010. Primarily reflecting repayments, covered loans (i.e., acquired loans covered by FDIC loss sharing agreements), net, accounted for $3.7 billion, or 12.3%, of total loans, net at the end of December, reflecting three- and twelve-month reductions of $133.0 million and $566.3 million, respectively. The remainder of the loan portfolio at December 31, 2011 consisted of non-covered loans held for sale and non-covered loans held for investment.

Non-Covered Loans Held for Sale

The portfolio of non-covered loans held for sale ("loans held for sale") consists of one-to-four family loans that are originated throughout the country by the Company's mortgage banking subsidiary, NYCB Mortgage Company, LLC, primarily for sale to government-sponsored enterprises ("GSEs").

Originations of loans held for sale rose $937.9 million, or 52.5%, to $2.7 billion linked-quarter, as the low level of residential mortgage interest rates continued to support a solid level of refinancing activity. As a result, the portfolio of loans held for sale rose $31.7 million from the September 30th balance to $1.0 billion at the current year-end. In addition, the average balance of loans held for sale was $1.0 billion in the current fourth quarter, as compared to $583.0 million and $1.3 billion, respectively, in the trailing and year-earlier three months.

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Non-Covered Loans Held for Investment

The portfolio of non-covered loans held for investment ("loans held for investment") totaled $25.5 billion at December 31, 2011 and represented 60.8% of total assets at that date. In addition to growing $400.9 million on a linked-quarter basis, the balance of loans held for investment grew $1.8 billion, or 7.7%, year-over-year.

Originations of held-for-investment loans totaled $2.4 billion in the current fourth quarter, a $448.5 million increase from the third-quarter volume and a $766.0 million increase from the year-earlier amount. In the twelve months ended December 31, 2011, originations of held-for-investment loans totaled $9.0 billion, up $4.7 billion from the volume produced in 2010.

Multi-family loans represented $1.6 billion and $5.8 billion, respectively, of loans originated in the current three- and twelve-month periods, while commercial real estate ("CRE") loans represented $513.1 million and $2.4 billion, respectively. Acquisition, development, and construction ("ADC") loans accounted for $53.9 million and $150.4 million, respectively, of loans originated for investment during the three and twelve months ended December 31, 2011, while other loans (consisting primarily of commercial and industrial, or C&I, loans) represented $177.9 million and $715.2 million, respectively.

At December 31, 2011, multi-family loans represented $17.4 billion, or 68.3%, of total loans held for investment, reflecting a $164.1 million increase from the September 30th balance and a $630.8 million increase from the balance at December 31, 2010. The average multi-family loan had a principal balance of $4.0 million at December 31, 2011. The multi-family loan portfolio had an average loan-to-value (“LTV”) ratio at origination of 51.5% and an expected weighted average life of 3.3 years at that date.

CRE loans represented $6.9 billion, or 26.9%, of total loans held for investment at the end of this December, reflecting a three-month increase of $283.3 million and a year-over-year increase of $1.4 billion, or 26.1%. The average CRE loan had a principal balance of $3.9 million at December 31, 2011. The CRE loan portfolio had an average LTV ratio at origination of 50.9% and an expected weighted average life of 3.4 years at that date.

The remainder of the held-for-investment portfolio consisted of ADC loans, other loans (primarily C&I loans), and seasoned one-to-four family loans, most of which were acquired in merger transactions prior to 2009. Year-over-year, the balance of ADC loans declined $123.8 million to $445.4 million, representing 1.7% of the held-for-investment loan portfolio. During this time, other loans fell $56.3 million to $671.5 million, representing 2.6% of the current year-end balance, while one-to-four family loans fell to $127.4 million, representing one half of 1% of total held-for-investment loans.

Pipeline

The current loan pipeline is approximately $3.5 billion, including loans held for investment of approximately $1.8 billion and one-to-four family loans held for sale of approximately $1.7 billion. Multi-family loans represent approximately $969 million of the current pipeline of held-for-investment loans.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

For the fifth consecutive quarter, the Company's asset quality reflected linked-quarter improvement, as non-performing non-covered loans declined $91.0 million, or 21.8%, from the September 30th balance and $298.6 million, or 47.8%, from the balance at December 31, 2010. Non-performing non-covered loans represented $325.8 million, or 1.11%, of total loans at December 31, 2011, reflecting improvements of 33 and 112 basis points, respectively, from the earlier ratios.

Reflecting the decline in non-performing loans, the balance of non-performing assets improved to $410.4 million at the end of this December, a $109.1 million, or 21.0%, decrease from the September 30th balance and a $242.1 million, or 37.1%, decrease from the balance at December 31, 2010. Although the year-over-year improvement was coupled with a $56.5 million rise in OREO to $84.6 million, the balance of OREO fell $18.1 million over the three months ended December 31, 2011.

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The following table provides a summary of the Company's non-performing non-covered assets at the indicated dates:

	December 31,	September 30,	December 31,
(dollars in thousands)	2011	2011	2010
Non-accrual non-covered mortgage loans:
Multi-family	$205,064	$259,578	$327,892
Commercial real estate	68,032	75,556	162,400
Acquisition, development, and construction	29,886	51,468	91,850
One-to-four family	11,907	14,249	17,813
Total non-accrual non-covered mortgage loans	314,889	400,851	599,955
Other non-accrual non-covered loans	10,926	15,983	24,476
Total non-performing non-covered loans	$325,815	$416,834	$624,431
Other real estate owned	84,567	102,656	28,066
Total non-performing non-covered assets	$410,382	$519,490	$652,497

Non-performing non-covered loans to total loans	1.11%	1.44%	2.23%
Non-performing non-covered assets to total assets	0.98%	1.24%	1.58%

Although loans 30 to 89 days past due rose $73.8 million linked-quarter to $111.7 million, the balance at December 31, 2011 was $39.4 million, or 26.1%, less than the balance at December 31, 2010. Total delinquencies declined to $522.0 million at the end of this December, reflecting a linked-quarter improvement of $35.3 million and a twelve-month improvement of $281.5 million.

Net charge-offs totaled $22.1 million in the current fourth quarter, representing 0.07% of average loans, as compared to $13.1 million and $13.9 million, respectively, in the trailing and year-earlier three months. At $100.7 million, net charge-offs represented 0.35% of average loans for the twelve months ended December 31, 2011, as compared to $59.5 million, or 0.21%, for the twelve months ended December 31, 2010.

The allowance for losses on non-covered loans declined $2.1 million linked-quarter, to $137.3 million, as a $2.0 million increase in the provision for such losses was exceeded by the increase in net charge-offs over the three-month period. Year-over-year, the allowance for losses on non-covered loans declined by $21.7 million, the net effect of a $12.0 million decrease in the provision for such losses and the increase in net charge-offs during the same time. The allowance for losses on non-covered loans represented 42.14% of non-performing non-covered loans and 0.54% of total non-covered loans at December 31, 2011, as compared to 25.45% and 0.67%, respectively, at December 31, 2010.

Securities

Securities represented $4.5 billion, or 10.8%, of total assets at December 31, 2011, reflecting a $607.1 million, or 11.8%, decrease from the September 30th balance and a $248.4 million decrease from the balance at December 31, 2010. In addition to the drop in market interest rates, which triggered a rise in repayments, the decline in securities reflects the deployment of cash flows into the production of held-for-investment loans. At December 31, 2011, the portfolio of held-to-maturity securities totaled $3.8 billion, down $832.7 million and $320.1 million, respectively, over the three- and twelve-month periods. The portfolio of available-for-sale securities rose $225.6 million linked-quarter and $71.7 million year-over-year, to $724.7 million, reflecting the purchase of GSE securities.

Funding Sources

Deposits totaled $22.3 billion at December 31, 2011, up $465.1 million from the year-earlier amount. The increase was the net effect of a $927.0 million rise in NOW and money market accounts, savings accounts, and non-interest-bearing accounts (together, “core deposits”) to $14.9 billion, and a $461.9 million decline in certificates of deposit (“CDs”) to $7.4 billion.

Borrowed funds rose $424.3 million during this time, to $14.0 billion, as a $938.5 million increase in wholesale borrowings to $13.4 billion was tempered by a $514.2 million decline in other borrowings, reflecting the maturity, on December 16, 2011, of $512.0 million of fixed rate senior notes that had been issued under the FDIC’s Temporary Liquidity Guarantee Program.

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Stockholders’ Equity

Stockholders’ equity totaled $5.6 billion at December 31, 2011, up $39.5 million from the balance at December 31, 2010. The current year-end balance was equivalent to 13.24% of total assets and a book value per share of $12.73. On a linked-quarter basis, stockholders’ equity was down $7.9 million, reflecting the impact of pension and post-retirement obligations on AOCL.

Tangible stockholders’ equity totaled $3.1 billion at December 31, 2011, down $2.4 million from the September 30th balance and up $65.6 million from the balance at December 31, 2010. The current year-end amount was equivalent to 7.78% of tangible assets and a tangible book value per share of $7.04. Excluding AOCL, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 7.95% at the current year-end.(3)

The Company’s subsidiary banks also reported solid levels of capital at the end of this December, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At December 31, 2011, New York Community Bank and New York Commercial Bank had respective Tier 1 leverage capital ratios of 8.46% and 13.01%, exceeding the minimum required for “well capitalized” classification by 346 and 801 basis points, respectively.

Earnings Summary for the Three Months Ended December 31, 2011

The Company generated GAAP earnings of $117.7 million, or $0.27 per diluted share, in the fourth quarter of 2011, as compared to $119.8 million, or $0.27 per diluted share, in the trailing quarter and $149.8 million, or $0.34 per diluted share, in the fourth quarter of 2010. After-tax net securities gains added $678,000 to the current fourth quarter’s earnings, as compared to $4.0 million and $13.5 million in the three months ended September 30, 2011 and December 31, 2010, respectively.

Excluding the after-tax net securities gains recorded in the quarter, the Company generated operating earnings of $117.0 million, or $0.27 per diluted share, in the three months ended December 31, 2011.(2)

Also included in the Company's third quarter earnings were after-tax severance charges of $1.4 million in connection with a reduction in staff early in the fourth quarter of the year. Excluding this charge and the net securities gains recorded in the quarter, the Company generated operating earnings of $117.1 million, or $0.27 per diluted share, in the three months ended September 30, 2011.(2)

In the fourth quarter of 2010, the Company's GAAP earnings included after-tax acquisition-related costs of $3.8 million. Excluding these costs and the net securities gains recorded in the quarter, the Company generated operating earnings of $140.1 million, or $0.32 per diluted share, in the three months ended December 31, 2010.(2)

Net Interest Income

Net interest income totaled $300.3 million in the current fourth quarter, reflecting a linked-quarter increase of $5.3 million and a $4.7 million decrease from the year-earlier amount.

Linked-Quarter Comparison

The linked-quarter increase in net interest income was the net effect of a $3.0 million rise in interest income to $464.8 million and a $2.3 million reduction in interest expense to $164.6 million.

Among the factors contributing to the increase in interest income were a $550.6 million rise in the average balance of loans and a nine-basis point rise in the average yield on such assets, as the decline in market interest rates triggered an increase in new loan production and refinancing activity. As a result, prepayment penalty income more than doubled from the trailing-quarter level, adding $28.9 million to loan-related interest income and 39 basis points to the average yield on loans. The interest income from loans totaled $414.3 million in the quarter, a $14.2 million increase from the level produced in the third quarter of the year.

The increase in the interest income from loans was partly offset by an $11.2 million decline in the income produced by securities and money market investments, as the average balance of such assets fell $1.2 billion linked-quarter, and the average yield rose a single basis point. As a result, the average balance of interest-earning assets declined $601.5 million to $35.0 billion, while the average yield rose 12 basis points to 5.31%.

Another factor contributing to the linked-quarter increase in net interest income was the continued decline in the Company's cost of funds. Notwithstanding a $113.2 million rise in the average balance of interest-bearing liabilities to $33.3 billion, the average cost fell four basis points to 1.96%. While the average balance of interest-bearing deposits rose $339.3 million to $20.2 billion, the average cost of such funds fell two basis points over the three-month period. Conversely, the average balance of borrowed funds fell $226.1 million to $13.1 billion, while the average cost of such funds rose a single basis point.

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Year-Over-Year Comparison

Although interest expense fell $11.2 million year-over-year in the current fourth quarter, the decrease was exceeded by a $16.0 million reduction in interest income during the same time.

The decline in interest income was driven by a 36-basis point drop in the average yield on interest-earning assets, as the average yield on loans fell 34 basis points from the year-earlier measure and the average yield on securities and money market investments fell 37 basis points. The impact of these reductions was partly offset by a $1.1 billion increase in the average balance of interest-earning assets, as the average loan portfolio grew $764.4 million and the average balance of securities and money market investments grew $313.1 million year-over-year. In addition, prepayment penalty income added $13.8 million more to interest income in the current fourth quarter than it did in the fourth quarter of 2010.

The year-over-year decrease in interest expense was attributable to a combination of factors, including the maintenance of the federal funds rate at an historically low level, the downward repricing of the Company's interest-bearing liabilities, and reductions in the average balances of CDs and borrowed funds. As a result, the average cost of interest-bearing deposits fell 17 basis points in the current fourth quarter and the average cost of borrowed funds fell 7 basis points. While the benefit of the decline in the average cost of interest-bearing deposits was partly offset by a $127.6 million rise in the average balance, the decline in the average cost of borrowed funds was coupled with a $20.5 million decline in the average balance of such funds.

Net Interest Margin

The margin rose 12 basis points to 3.45% on a linked-quarter basis and was down 16 basis points from the measure recorded in the fourth quarter of 2010. Prepayment penalty income added 33 basis points to the current fourth quarter measure, as compared to 14 and 18 basis points, respectively, in the trailing quarter and year-earlier three months. Excluding prepayment penalty income, the Company's margin would have been 3.12% in the current fourth quarter, as compared to 3.19% and 3.43% in the three months ended September 30, 2011 and December 31, 2010.(5)

While the linked-quarter increase in the margin was primarily attributable to the rise in prepayment penalty income, the year-over-year decline was largely attributable to the reduction in market interest rates over that time.

Provisions for Loan Losses

The provision for losses on non-covered loans was $20.0 million in the current fourth quarter, up $2.0 million and $3.0 million, respectively, from the amounts recorded in the trailing quarter and in the fourth quarter of 2010.

In addition, the Company recorded a $12.7 million provision for losses on covered loans in the current fourth quarter, as compared to an $11.9 million provision in the year-earlier three months. These provisions were due to credit deterioration in certain portfolios acquired in the Company’s FDIC-assisted transactions, and were largely offset by FDIC indemnification income of $10.0 million and $11.3 million, recorded in non-interest income in the corresponding periods.

Non-Interest Income

The Company has four ongoing sources of non-interest income: mortgage banking income, fee income, income from bank-owned life insurance ("BOLI"), and other income, the latter consisting primarily of revenues from the sale of third-party investment products and revenues generated by a New York Community Bank subsidiary, Peter B. Cannell & Co., Inc. In the three months ended December 31, 2011, revenues from these four ongoing sources totaled $48.6 million, as compared to $51.3 million in the trailing quarter and $69.5 million in the fourth quarter of 2010.

Mortgage banking income totaled $24.7 million in the current fourth quarter, reflecting a linked-quarter increase of $414,000 and a year-over-year reduction of $15.7 million. The linked-quarter rise was the net effect of a $7.2 million increase in servicing income and a $6.7 million decrease in income from originations of one-to-four family loans for sale. The year-over-year reduction reflects the impact of the widespread decline in new home purchases and refinancing activity from the year-earlier levels, as well as the termination of the Company’s servicing contract with the FDIC in the fourth quarter of 2010.

In addition to the revenues generated by mortgage banking income, fee income, BOLI income, and other income in the respective quarters, the Company's non-interest income included net securities gains of $1.1 million, $6.7 million, and $22.4 million in the three months ended December 31, 2011, September 30, 2011, and December 31, 2010, respectively. In the fourth quarters of 2011 and 2010, non-interest income was further increased by FDIC indemnification income of $10.0 million and $11.3 million, respectively. Including the respective net securities gains and FDIC indemnification income, non-interest income totaled $59.8 million in the current fourth quarter, as compared to $58.1 million and $103.3 million, respectively, in the trailing and year-earlier three months.

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Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses) and the amortization of core deposit intangibles ("CDI"). In the three months ended December 31, 2011, non-interest expense totaled $146.4 million, reflecting a $6.2 million reduction from the trailing-quarter level and a $1.9 million reduction from the year-earlier amount.

Operating expenses accounted for $140.9 million of non-interest expense in the current fourth quarter, reflecting a linked-quarter reduction of $5.6 million and a modest $307,000 increase year-over-year. The linked-quarter decline was primarily due to a reduction in staff early in the fourth quarter, which contributed to a $5.7 million decrease in compensation and benefits expense. Specifically, compensation and benefits expense fell to $71.2 million from $76.9 million linked-quarter; severance charges of $2.3 million were included in the trailing-quarter amount.

While compensation and benefits rose $3.9 million year-over-year, primarily reflecting normal salary increases and the distribution of certain stock award grants, the impact was largely offset by a $2.8 million decrease in G&A expense and a $789,000 decrease in occupancy and equipment expense.

Income Tax Expense

Income tax expense totaled $63.3 million in the current fourth quarter, reflecting a linked-quarter increase of $595,000 and a $17.9 million reduction from the year-earlier amount. While pre-tax income fell a modest $1.5 million to $180.9 million, linked-quarter, the year-over-year comparison reflects a $50.1 million decline. In addition, the effective tax rate was 35.0% in the three months ended December 31, 2011, as compared to 34.4% and 35.1%, respectively, in the earlier periods.

About New York Community Bancorp, Inc.

With assets of $42.0 billion at December 31, 2011, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 241 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, January 25, 2012, at 9:30 a.m. (Eastern Time) to discuss its fourth quarter 2011 performance and strategies. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 4Q11NYCB. A replay will be available approximately two hours following completion of the call through midnight on January 29th, and may be accessed by calling 800-243-8160 (domestic) or 402-220-9032 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 22, 2012.

Forward-Looking Statements

This earnings release and the associated conference call include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

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Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2010 and our Form 10-Qs for the quarters ended March 31, June 30, and September 30, 2011, including in the Risk Factors section of those and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

Note: Please see the last page of this release for all footnotes to the text. As further discussed in the footnotes, references to “cash earnings,” “operating earnings,” “tangible assets” and “average tangible assets,” “tangible stockholders’ equity” and “average tangible stockholders’ equity,” and the related measures are non-GAAP financial measures.

- Financial Statements and Highlights Follow -

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NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	December 31,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$2,001,737	$1,927,542
Securities:
Available-for-sale	724,662	652,956
Held-to-maturity	3,815,854	4,135,935
Total securities	4,540,516	4,788,891
Loans held for sale	1,036,918	1,207,077
Non-covered mortgage loans held for investment:
Multi-family	17,432,665	16,801,868
Commercial real estate	6,855,888	5,438,270
Acquisition, development, and construction	445,387	569,193
One-to-four family	127,361	170,392
Total non-covered mortgage loans held for investment	24,861,301	22,979,723
Non-covered other loans held for investment	671,517	727,771
Total non-covered loans held for investment	25,532,818	23,707,494
Less: Allowance for losses on non-covered loans	(137,290)	(158,942)
Non-covered loans held for investment, net	25,395,528	23,548,552
Covered loans	3,753,031	4,297,869
Less: Allowance for losses on covered loans	(33,323)	(11,903)
Covered loans, net	3,719,708	4,285,966
Total loans, net	30,152,154	29,041,595
Federal Home Loan Bank stock, at cost	490,228	446,014
Premises and equipment, net	250,859	233,694
FDIC loss share receivable	695,179	814,088
Goodwill	2,436,131	2,436,159
Core deposit intangibles, net	51,668	77,734
Other assets (includes $71,400 and $62,412, respectively, of other real estate owned covered by
loss sharing agreements)	1,405,830	1,424,972
Total assets	$42,024,302	$41,190,689

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,757,198	$8,235,825
Savings accounts	3,953,859	3,885,785
Certificates of deposit	7,373,263	7,835,161
Non-interest-bearing accounts	2,189,810	1,852,280
Total deposits	22,274,130	21,809,051
Borrowed funds:
Wholesale borrowings	13,439,193	12,500,659
Junior subordinated debentures	426,936	426,992
Other borrowings	94,284	608,465
Total borrowed funds	13,960,413	13,536,116
Other liabilities	224,055	319,302
Total liabilities	36,458,598	35,664,469
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 437,426,665 and 435,646,845 shares issued,
and 437,344,796 and 435,646,845 shares outstanding, respectively)	4,374	4,356
Paid-in capital in excess of par	5,309,269	5,285,715
Retained earnings	324,967	281,844
Treasury stock, at cost (81,869 shares)	(996)	--
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	1,321	12,600
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,627)	(20,572)
Pension and post-retirement obligations, net of tax	(59,604)	(37,723)
Total accumulated other comprehensive loss, net of tax	(71,910)	(45,695)
Total stockholders’ equity	5,565,704	5,526,220
Total liabilities and stockholders’ equity	$42,024,302	$41,190,689

                                                                                                                                                                                                                                                                                                                        10

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010
Interest Income:
Mortgage and other loans	$414,303	$400,114	$428,850	$1,638,651	$1,669,871
Securities and money market investments	50,539	61,777	51,949	228,013	243,923
Total interest income	464,842	461,891	480,799	1,866,664	1,913,794

Interest Expense:
NOW and money market accounts	8,638	9,095	11,605	39,285	56,991
Savings accounts	3,459	3,696	4,464	15,488	20,833
Certificates of deposit	25,301	25,173	29,989	102,400	138,716
Borrowed funds	127,186	128,960	129,751	509,070	517,291
Total interest expense	164,584	166,924	175,809	666,243	733,831
Net interest income	300,258	294,967	304,990	1,200,421	1,179,963
Provision for losses on non-covered loans	20,000	18,000	17,000	79,000	91,000
Provision for losses on covered loans	12,712	--	11,903	21,420	11,903
Net interest income after provisions
for loan losses	267,546	276,967	276,087	1,100,001	1,077,060

Non-Interest Income:
Fee income	9,288	11,544	13,128	44,874	54,584
Bank-owned life insurance	7,041	6,890	7,047	28,384	28,015
Net gain on sales of securities	1,139	6,734	22,438	36,608	22,430
Gain on business disposition	--	--	--	9,823	--
Loss on other-than-temporary impairment
of securities	--	--	--	(18,124)	--
Mortgage banking income	24,688	24,274	40,386	80,674	183,883
FDIC indemnification income	10,009	--	11,308	17,633	11,308
Gain on business acquisition	--	--	--	--	2,883
Other income	7,593	8,627	8,953	35,453	34,820
Total non-interest income	59,758	58,069	103,260	235,325	337,923

Non-Interest Expense:
Operating expenses:
Compensation and benefits	71,160	76,898	67,293	293,344	274,864
Occupancy and equipment	21,482	21,711	22,271	86,903	88,070
General and administrative	48,297	47,918	51,068	194,436	183,312
Total operating expenses	140,939	146,527	140,632	574,683	546,246
Amortization of core deposit intangibles	5,448	6,089	7,673	26,066	31,266
Total non-interest expense	146,387	152,616	148,305	600,749	577,512
Income before income taxes	180,917	182,420	231,042	734,577	837,471
Income tax expense	63,265	62,670	81,210	254,540	296,454
Net Income	$117,652	$119,750	$149,832	$480,037	$541,017

Basic earnings per share	$0.27	$0.27	$0.34	$1.09	$1.24
Diluted earnings per share	$0.27	$0.27	$0.34	$1.09	$1.24

                                                                                                                                                                                                                                                                                                                        11

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that our operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since they exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings, although non-GAAP, provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended December 31, 2011, September 30, 2011, and December 31, 2010 and for the twelve months ended December 31, 2011 and 2010 follow:

				For the Twelve Months
	For the Three Months Ended			Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2011	2011	2010	2011	2010
GAAP Earnings	$117,652	$119,750	$149,832	$480,037	$541,017
Adjustments to GAAP earnings:
Gain on sales of securities	(1,139)	(6,734)	(22,438)	(36,608)	(22,438)
Severance charges	--	2,300	--	2,300	--
Gain on business disposition	--	--	--	(9,823)	--
Loss on other-than-temporary impairment
of securities	--	--	--	18,124	--
Gain on business acquisition	--	--	--	--	(2,883)
Gain on debt repurchases	--	--	--	--	(2,441)
Acquisition-related costs	--	--	6,317	--	11,545
Income tax effect	461	1,782	6,422	10,402	5,570
Operating earnings	$116,974	$117,098	$140,133	$464,432	$530,370

Diluted GAAP Earnings per Share	$0.27	$0.27	$0.34	$1.09	$1.24
Adjustments to diluted GAAP earnings per share:
Gain on sales of securities	--	(0.01)	(0.03)	(0.05)	(0.03)
Severance charges	--	0.01	--	0.01	--
Gain on business disposition	--	--	--	(0.01)	--
Loss on other than temporary impairment
of securities	--	--	--	0.02	--
Gain on business acquisition	--	--	--	--	(0.01)
Gain on debt repurchases	--	--	--	--	(0.01)
Acquisition-related costs	--	--	0.01	--	0.02
Diluted operating earnings per share	$0.27	$0.27	$0.32	$1.06	$1.21

                                                                                                                                                                                                                                                                                                                        12

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND CASH EARNINGS
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 13 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended December 31, 2011, September 30, 2011, and December 31, 2010 and for the twelve months ended December 31, 2011 and 2010 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
GAAP Earnings	$117,652	$119,750	$149,832	$480,037	$541,017
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-
related benefit plans	3,950	4,139	3,880	15,706	15,764
Associated tax effects	161	266	815	2,679	2,349
Dividends on unallocated ESOP shares	--	--	74	--	299
Loss on other-than-temporary impairment of securities	--	--	--	10,800	--
Amortization of core deposit intangibles	5,448	6,089	7,673	26,066	31,266
Total additional contributions to tangible stockholders’ equity (1)	9,559	10,494	12,442	55,251	49,678
Cash earnings	$127,211	$130,244	$162,274	$535,288	$590,695

Diluted GAAP Earnings per Share	$0.27	$0.27	$0.34	$1.09	$1.24
Add back:
Amortization and appreciation of shares held in stock-
related benefit plans	0.01	0.01	0.01	0.04	0.04
Associated tax effects	--	--	--	0.01	0.01
Dividends on unallocated ESOP shares	--	--	--	--	--
Loss on other-than-temporary impairment of securities	--	--	--	0.03	--
Amortization of core deposit intangibles	0.01	0.02	0.02	0.06	0.07
Total additions	0.02	0.03	0.03	0.14	0.12
Diluted cash earnings per share	$0.29	$0.30	$0.37	$1.23	$1.36

Cash Earnings Data:
Cash return on average assets	1.22%	1.26%	1.58%	1.30%	1.41%
Cash return on average tangible assets (1)	1.30	1.34	1.68	1.39	1.50
Cash return on average stockholders’ equity	9.19	9.47	11.75	9.73	10.95
Cash return on average tangible stockholders’ equity (1)	16.72	17.34	21.61	17.84	20.64
Cash efficiency ratio (2)	38.05	40.33	33.50	38.45	34.95

(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 13 of this release.
(2)

We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

                                                                                                                                                                                                                                                                                                                        13

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2011, September 30, 2011, and December 31, 2010 and the twelve months ended December 31, 2011 and 2010 follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010
(in thousands)
Total Stockholders’ Equity	$ 5,565,704	$ 5,573,571	$ 5,526,220	$ 5,565,704	$ 5,526,220
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,159)	(2,436,131)	(2,436,159)
Core deposit intangibles	(51,668)	(57,116)	(77,734)	(51,668)	(77,734)
Tangible stockholders’ equity	$ 3,077,905	$ 3,080,324	$ 3,012,327	$ 3,077,905	$ 3,012,327

Total Assets	$42,024,302	$41,969,028	$41,190,689	$42,024,302	$41,190,689
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,159)	(2,436,131)	(2,436,159)
Core deposit intangibles	(51,668)	(57,116)	(77,734)	(51,668)	(77,734)
Tangible assets	$39,536,503	$39,475,781	$38,676,796	$39,536,503	$38,676,796

Tangible Stockholders’ Equity	$3,077,905	$3,080,324	$3,012,327	$3,077,905	$3,012,327
Add back: Accumulated other comprehensive loss,
net of tax	71,910	51,775	45,695	71,910	45,695
Adjusted tangible stockholders’ equity	$3,149,815	$3,132,099	$3,058,022	$3,149,815	$3,058,022

Tangible Assets	$39,536,503	$39,475,781	$38,676,796	$39,536,503	$38,676,796
Add back: Accumulated other comprehensive loss,
net of tax	71,910	51,775	45,695	71,910	45,695
Adjusted tangible assets	$39,608,413	$39,527,556	$38,722,491	$39,608,413	$38,722,491

Average Stockholders’ Equity	$ 5,535,114	$ 5,501,226	$ 5,522,942	$ 5,501,639	$ 5,392,305
Less: Average goodwill and core deposit intangibles	(2,491,327)	(2,497,076)	(2,519,028)	(2,500,864)	(2,529,993)
Average tangible stockholders’ equity	$ 3,043,787	$ 3,004,150	$ 3,003,914	$ 3,000,775	$ 2,862,312

Average Assets	$41,683,129	$41,261,984	$41,047,792	$41,131,010	$41,843,613
Less: Average goodwill and core deposit intangibles	(2,491,327)	(2,497,076)	(2,519,028)	(2,500,864)	(2,529,993)
Average tangible assets	$39,191,802	$38,764,908	$38,528,764	$38,630,146	$39,313,620

Net Income	$117,652	$119,750	$149,832	$480,037	$541,017
Add back: Amortization of core deposit intangibles,
net of tax	3,269	3,653	4,681	15,640	19,073
Adjusted net income	$120,921	$123,403	$154,513	$495,677	$560,090

                                                                                                                                                                                                                                                                                                                        14

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended December 31,
2011	2010
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,858,411	$414,303	5.55%	$29,093,967	$428,850	5.89%
Securities and money market investments	5,119,747	50,539	3.95	4,806,688	51,949	4.32
Total interest-earning assets	34,978,158	464,842	5.31	33,900,655	480,799	5.67
Non-interest-earning assets	6,704,971	7,147,137
Total assets	$41,683,129	$41,047,792
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,767,862	$8,638	0.39%	$8,209,423	$11,605	0.56%
Savings accounts	3,931,038	3,459	0.35	3,892,312	4,464	0.46
Certificates of deposit	7,464,519	25,301	1.34	7,934,080	29,989	1.50
Total interest-bearing deposits	20,163,419	37,398	0.74	20,035,815	46,058	0.91
Borrowed funds	13,124,314	127,186	3.85	13,144,827	129,751	3.92
Total interest-bearing liabilities	33,287,733	164,584	1.96	33,180,642	175,809	2.10
Non-interest-bearing deposits	2,567,934	1,963,577
Other liabilities	292,348	380,631
Total liabilities	36,148,015	35,524,850
Stockholders’ equity	5,535,114	5,522,942
Total liabilities and stockholders’ equity	$41,683,129	$41,047,792
Net interest income/interest rate spread	$300,258	3.35%	$304,990	3.57%
Net interest margin	3.45%	3.61%
Ratio of interest-earning assets to interest-
bearing liabilities	1.05	x	1.02	x

Core deposits (1)	$15,266,834	$12,097	0.31%	$14,065,312	$16,069	0.45%

(1) Refers to all deposits other than certificates of deposit.

                                                                                                                                                                                                                                                                                                                      15

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
December 31, 2011	September 30, 2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,858,411	$414,303	5.55%	$29,307,784	$400,114	5.46%
Securities and money market investments	5,119,747	50,539	3.95	6,271,884	61,777	3.94
Total interest-earning assets	34,978,158	464,842	5.31	35,579,668	461,891	5.19
Non-interest-earning assets	6,704,971	5,682,316
Total assets	$41,683,129	$41,261,984
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,767,862	$8,638	0.39%	$8,568,443	$9,095	0.42%
Savings accounts	3,931,038	3,459	0.35	3,923,401	3,696	0.37
Certificates of deposit	7,464,519	25,301	1.34	7,332,241	25,173	1.36
Total interest-bearing deposits	20,163,419	37,398	0.74	19,824,085	37,964	0.76
Borrowed funds	13,124,314	127,186	3.85	13,350,451	128,960	3.84
Total interest-bearing liabilities	33,287,733	164,584	1.96	33,174,536	166,924	2.00
Non-interest-bearing deposits	2,567,934	2,219,795
Other liabilities	292,348	366,427
Total liabilities	36,148,015	35,760,758
Stockholders’ equity	5,535,114	5,501,226
Total liabilities and stockholders’ equity	$41,683,129	$41,261,984
Net interest income/interest rate spread	$300,258	3.35%	$294,967	3.19%
Net interest margin	3.45%	3.33%
Ratio of interest-earning assets to interest-
bearing liabilities	1.05	x	1.07	x

Core deposits (1)	$15,266,834	$12,097	0.31%	$14,711,639	$12,791	0.34%

(1) Refers to all deposits other than certificates of deposit.

                                                                                                                                                                                                                                                                                                                        16

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

	For the Twelve Months Ended
	December 31, 2011				December 31, 2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,079,468	$1,638,651	5.64%		$28,735,155	$1,669,871	5.81%
Securities and money market investments	5,608,502	228,013	4.07		5,437,610	243,923	4.49
Total interest-earning assets	34,687,970	1,866,664	5.38		34,172,765	1,913,794	5.60
Non-interest-earning assets	6,443,040				7,670,848
Total assets	$41,131,010				$41,843,613
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,641,022	$39,285	0.45%		$8,210,197	$56,991	0.69%
Savings accounts	3,946,965	15,488	0.39		3,883,327	20,833	0.54
Certificates of deposit	7,420,397	102,400	1.38		8,575,238	138,716	1.62
Total interest-bearing deposits	20,008,384	157,173	0.79		20,668,762	216,540	1.05
Borrowed funds	13,136,067	509,070	3.88		13,535,790	517,291	3.82
Total interest-bearing liabilities	33,144,451	666,243	2.01		34,204,552	733,831	2.15
Non-interest-bearing deposits	2,149,239				1,816,384
Other liabilities	335,681				430,372
Total liabilities	35,629,371				36,451,308
Stockholders’ equity	5,501,639				5,392,305
Total liabilities and stockholders’ equity	$41,131,010				$41,843,613
Net interest income/interest rate spread		$1,200,421	3.37%			$1,179,963	3.45%
Net interest margin			3.46%				3.45%
Ratio of interest-earning assets to interest-
bearing liabilities			1.05	x			1.00	x

Core deposits (1)	$14,737,226	$54,773	0.37%		$13,909,908	$77,824	0.56%

(1) Refers to all deposits other than certificates of deposit.

                                                                                                                                                                                                                                                                                                                        17

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2011	2011	2010	2011	2010
GAAP EARNINGS DATA:
Net income	$117,652	$119,750	$149,832	$480,037	$541,017
Basic earnings per share	0.27	0.27	0.34	1.09	1.24
Diluted earnings per share	0.27	0.27	0.34	1.09	1.24
Return on average assets	1.13%	1.16%	1.46%	1.17%	1.29%
Return on average tangible assets (1)	1.23	1.27	1.60	1.28	1.42
Return on average stockholders’ equity	8.50	8.71	10.85	8.73	10.03
Return on average tangible stockholders’ equity (1)	15.89	16.43	20.57	16.52	19.57
Efficiency ratio (2)	39.15	41.50	34.45	40.03	35.99
Operating expenses to average assets	1.35	1.42	1.37	1.40	1.31
Interest rate spread	3.35	3.19	3.57	3.37	3.45
Net interest margin	3.45	3.33	3.61	3.46	3.45
Shares used for basic EPS computation	436,142,347	436,243,926	434,398,158	436,018,938	433,740,639
Shares used for diluted EPS computation	436,145,835	436,277,566	435,061,383	436,143,134	434,186,499

OPERATING EARNINGS DATA: (3)
Operating earnings	$116,974	$117,098	$140,133	$464,432	$530,370
Basic operating earnings per share	0.27	0.27	0.32	1.06	1.22
Diluted operating earnings per share	0.27	0.27	0.32	1.06	1.21
Return on average assets	1.12%	1.14%	1.37%	1.13%	1.27%
Return on average tangible assets (1)	1.23	1.25	1.50	1.24	1.40
Return on average stockholders’ equity	8.45	8.51	10.15	8.44	9.84
Return on average tangible stockholders’ equity (1)	15.80	16.08	19.28	16.00	19.20
Operating efficiency ratio (2)	39.27	41.65	34.81	40.67	35.88

(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.
(2)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.

(3)	Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.

                                                                                                                                                                                                                                                                                                                        18

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	December 31,	September 30,	December 31,
	2011	2011	2010
CAPITAL MEASURES:
Book value per share	$12.73	$12.74	$12.69
Tangible book value per share (1)	7.04	7.04	6.91
Stockholders’ equity to total assets	13.24%	13.28%	13.42%
Tangible stockholders’ equity to tangible assets(1)	7.78	7.80	7.79
Tangible stockholders’ equity to tangible assets excluding accumulated
other comprehensive loss, net of tax(1)	7.95	7.92	7.90

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	1.11%	1.44%	2.23%
Non-performing non-covered assets to total assets	0.98	1.24	1.58
Allowance for losses on non-covered loans to non-performing non-
covered loans	42.14	33.44	25.45
Allowance for losses on non-covered loans to total non-covered loans	0.54	0.55	0.67
Net charge-offs during the period to average loans outstanding during
the period (non-annualized)	0.07	0.04	0.05
Net charge-offs during the period to the average allowance for losses
on non-covered loans during the period	16.06	9.71	8.91

(1) Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and cash earnings on page 12 of this release.
(2)	Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.
(3)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.
(4)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.
(5)

Prepayment penalty income contributed 33 basis points to the Company’s net interest margin in the current fourth quarter, as compared to 14 basis points and 18 basis points, respectively, in the trailing and year-earlier three months.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola
Executive Vice President & Director,
Investor Relations & Corp. Communications
516-683-4420